Exhibit 11

                       ENRON CORP. AND SUBSIDIARIES
                     CALCULATION OF EARNINGS PER SHARE
                                (Unaudited)


                                                Three Months Ended    Nine Months Ended
                                                  September 30,         September 30,
                                                  1997       1996      1997        1996
                                            (in millions, except share and per share amounts)

Primary Earnings Per Share
 Earnings on common stock
   Net income                                    $ 134      $ 123     $  (64)      $ 453
   Preferred stock dividends                        (5)        (4)       (13)        (12)
                                                 $ 129      $ 119     $  (77)      $ 441

 Average number of common shares
  outstanding                                      294        247        264         246
 Primary earnings per share of
  common stock                                   $0.44      $0.48     $(0.29)      $1.79

Fully Diluted Earnings Per Share
 Adjusted earnings on common stock
   Net income                                    $ 134      $ 123     $  (64)      $ 453
   Preferred stock dividends                        (5)        (4)       (13)        (12)
   Add back:
     Dividends on convertible preferred stock        5          4         13          12
                                                 $ 134      $ 123     $  (64)      $ 453

 Average number of common shares outstanding
  on a fully diluted basis
   Average number of common shares outstanding     294        247        264         246
   Additional shares issuable upon:
     Conversion of preferred stock                  18         19         18          19
     Exercise of stock options reduced by the
      number of shares which could have been
      purchased with the proceeds from
      exercise of such options                       5          5          5           5
                                                   317        271        287         270

 Fully diluted earnings per share of
  common stock                                   $0.42      $0.45     $(0.22)(a)   $1.68

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(ii) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.
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